Exhibit 10.1

TECKMINE INDUSTRIES, INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made this 9th day of July, 2013 (the “Effective Date”) by and between:

Teckmine Industries, Inc. (hereinafter referred to as the “Corporation”)
OF THE FIRST PART

- and -

Robert E. Hartford, of the City of Palm Harbor, Florida (hereafter referred to as the “Executive”)
OF THE SECOND PART.

Corporation and Executive are individually referred to as a “Party” and collectively as the “Parties”.

Whereas, the Corporation has determined to employ Robert E. Hartford as Chief Financial Officer of the Corporation effective immediately, reporting to the Board of Directors of the Corporation; and

Whereas, the Corporation and the Executive have agreed to enter into this Agreement to formalize in writing the terms and conditions reached between them governing the Executive’s employment and agreement with the Corporation.

Now therefore in consideration of the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1.           COMMENCEMENT AND TERM

 The term of the Executive’s employment under this Agreement commences on the Effective Date and shall continue until January 1, 2014 (the “Term”), unless terminated pursuant to this Agreement as herein provided.  This Agreement shall renew thereafter on an annual basis beginning January 1, 2014 to December 31, 2014 and for every successive year thereafter unless the parties invoke the provisions herein provided.  Either Party shall provide written notice to the other Party if the former elects not to renew this Agreement, however, the exercising Party shall provide said written notice on or before sixty (60) days prior to the commencement of the renewal period.

2.           EMPLOYMENT

Subject to the terms and conditions hereof, the Executive shall be employed by the Corporation as Chief Financial Officer effective as of the above date and shall perform such duties and exercise such powers and responsibilities as are typically associated with such title.

The Executive agrees to devote substantial business time and attention to the business and affairs of the Corporation and to discharge the responsibilities assigned to the Executive.  Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (A) serving, as a director/officer/advisor of non-competing businesses, (B) serving on the boards of directors/ advisors of one or more non-competing business, trade associations and/or charitable organizations, (C) engaging in charitable activities and community affairs, and (D) managing his personal investments and affairs, provided that any or all of the foregoing activities do not interfere with the proper performance of his duties and responsibilities.

3.           REMUNERATION

A. Base Salary.     During the first calendar year of employment, the Corporation shall pay the Executive a base salary (the “Base Salary”) payable monthly in arrears.  The Base Salary for calendar year 2013 shall be based on an amount of $100,000.00 pro-rated from the Effective Date through December 31, 2013.  The Base Salary of $100,000.00 per annum shall be subject to annual review commencing January 1, 2014.

B. Annual Short-Term Incentives.  In January of each year, the Compensation Committee of the Board of Directors (or the full Board of Directors, if there is no Compensation Committee) will determine if a salary adjustment increase is warranted for the Executive and shall establish criteria for the payment of an incentive bonus to the Executive with respect to the then current fiscal year (the "Performance Bonus").   The Performance Bonus will be based on a target comprised of three (3) areas, including 1) profit growth; 2) free cash flow and cash flow management; and 3) a strategic objective (e.g. funding, line of credit, etc) (collectively the “Target”).  If the Executive achieves the Target established by the Board, the Executive will earn a Performance Bonus Target of 25% of Base Salary.

C. Annual Long-Term Incentives.  If established and defined by the Board of Directors, the Executive shall be eligible to participate in the Corporation’s Performance stock option/share award plan, which shall provide for a potential stock or stock option award each year commensurate with achievement of the Performance Bonus, subject to the vesting and other requirements.   For 2013, the Executive will receive 1 million shares, options, warrants, or share equivalents, to be vested at rate of 50% on December 31, 2013, and 50% on December 31, 2014. All shares, options, warrants, or share equivalents will immediately vest in the event of a significant financial event or a change of control of the Corporation through the occurrence of any transfer of control of the Corporation either directly or indirectly through the appointment of new officers or directors, or through the sale or direct or indirect transfer of a majority of this stock in a single transaction or series of transactions.

D.  Benefits and Prerequisites. The Executive shall be entitled to participate in all of the Corporation’s benefit plans made generally available to the employees and senior executives of the Corporation, in accordance with the terms of such plans.

E.  Vacation.  The Executive shall be entitled to three (3) weeks vacation with pay annually.  Such vacation shall be taken at a time acceptable to the Corporation with regard to its operations.

F.  Expenses.  Consistent with its corporate policies as established from time to time, the Corporation agrees to reimburse the Executive for all expenses reasonably incurred in connection with the performance of his duties upon being provided with proper vouchers or receipts.

G.  Taxes. All payments under this Agreement shall be in US dollars and subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine and should withhold pursuant to any applicable law or regulation.  The Executive shall be responsible to pay for all federal, state, provincial and local taxes assessed on any income received from the Executive under this Agreement, which are over and above the amounts that may be deducted and remitted on the Executive’s behalf by the Corporation.

4.           COVENANTS OF THE PARTIES

A. Confidential Information.  The Executive acknowledges that in the course of carrying out, performing and fulfilling his obligations to the Corporation hereunder, the Executive will have access to and will be entrusted with information that would reasonably be considered confidential to the Corporation, the disclosure of which to competitors of the Corporation or to the general public will be highly detrimental to the best interests of the Corporation.  Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Corporation.  Except as may be required in the course of carrying out his duties hereunder, the Executive covenants and agrees that he will not disclose, for the duration of this Agreement or at any time during the pendency of the non-compete term, any such information to any person, other than to the directors, officers, employees or agents of the Corporation that have a need to know such information, nor shall the Executive use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Corporation, nor will he disclose nor use for any purpose, other than for those of the Corporation, any other information which he may acquire during his employment with respect to the business and affairs of the Corporation or otherwise.

The Executive acknowledges and agrees that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and data bases made or conceived by the Executive during his employment relating to the business or affairs of the Corporation, shall belong to the Corporation.  Any business opportunities related to the business of the Corporation which become known to the Executive during his employment hereunder must be fully disclosed and made available to the Corporation by the Executive, and the Executive agrees not to take or attempt to take any action if the result would be to divert from the Corporation any opportunity which is within the scope of its business.

B. Non-Compete.  The Executive will not at any time, without the prior written consent of the Corporation, during the Term of this Agreement and for a period of twelve (12) months after the expiration or termination of the Executive’s employment so as Executive is receiving bargained for consideration which is defined as Base Salary plus any annual incentives, either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, directly or indirectly engage in, carry on or otherwise have any interest in, advise, or permit the Executive’s name to be used in connection with, any Electronic Cigarette business which is competitive to the Corporation, or which provides the same or substantially similar services as the Corporation; or solicit, interfere with, accept any business from or render any services to anyone whom Executive knows or should have reason to know is a client or a prospective client of the Corporation.

C.  Non-Solicitation.  The Executive shall not solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Corporation during the Term of this Agreement or any extensions thereto or who was a client during the twelve (12) months immediately preceding the expiration or termination of this Agreement.  The Executive shall not solicit or offer employment to any person employed or engaged by the Corporation at the conclusion of the Term of this Agreement or any extensions thereto or who was an employee during the twelve (12) month period immediately preceding the expiration or termination of this Agreement.

D. Non-Disparagement.  The Executive shall not disparage the Corporation or any of its affiliates, directors, officers, employees or other representatives in any manner and shall in all respects avoid any negative criticism of the Corporation.

The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in this section, the Corporation’s remedy in the form of monetary damages will be inadequate and that the Corporation shall be, and is hereby, authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

The Parties acknowledge that the restrictions in this section are reasonable in all of the circumstances and the Executive acknowledges that the operation of restrictions contained in this section may constrain his freedom to seek other remunerative employment in the Electronic Cigarette Industry.  If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Corporation but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

E. Survival of Covenants.  Each and every provision of these Sections in “Covenants of the Parties” hereunder shall survive the termination or expiration of this Agreement or the Executive’s employment hereunder.

5.           TERMINATION OF EMPLOYMENT WITH CAUSE

The Corporation may terminate this Agreement and the Executive’s employment hereunder without payment of any compensation, other than as set forth in this Agreement, either by way of anticipated earnings or damages of any kind, at any time by delivery of a Notice of Termination to the Executive for any of the following reasons

A. the Executive, in carrying out his duties, engages in conduct that constitutes intentional or conscientious misconduct (including but not limited to intentional or reckless breach of fiduciary duties); or

B. the Executive commits an intentional or reckless and material breach of this Agreement or commits an intentional or reckless act of misappropriation or fraud against the Corporation, its property, or otherwise; or

C.  the Executive is convicted of any felonious of act of dishonesty by a Court of competent jurisdiction; or

D. the Executive materially fails to achieve annual mutually agreed performance objectives as established by management and agreed by the Board of Directors.

6.           DIRECTORS AND OFFICERS

If the Executive is a director or officer at the relevant time, the Executive agrees that upon termination or expiration of his employment with the Corporation he will tender his resignation from any position he may hold as an officer or director of the Corporation or any of its affiliated or related companies.

Following the signing of this Agreement, the Corporation shall undertake reasonable efforts to acquire and maintain such directors’ and officers’ liability insurance on commercially reasonable terms for the benefit of the Executive in accordance with corporate policies and as generally provided to the Directors of the Corporation.

The Corporation agrees that, if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member employee or agent, the Executive shall be defended, indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation’s certificate of incorporation or bylaws against all cost, expense, liability, and loss (including, without limitation, attorney’s fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such defense, indemnification and held harmlessness shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Corporation or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.  The Corporation shall advance to the Executive all reasonable costs and expenses incurred by him, whether paid or unpaid, in connection with a Proceeding within twenty (20) days after receipt by the Corporation of a written request for such advance.  Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such cost and expenses.

7.           ARBITRATION

All matters in difference between the parties in relation to this Agreement, shall be referred to the arbitration of a single arbitrator, if the parties agree upon one, otherwise to three arbitrators, one to be appointed by the Corporation and one to be appointed by the Executive and a third to be chosen by the first two arbitrators named before they enter upon the business of arbitration.  The award and determination of the arbitrator or arbitrators or any of two of three arbitrators shall be binding upon the parties and their respective heirs, executors, administrators and assigns.  Each party shall be responsible for its or his own expenses with respect to the arbitration, which will be held in St. Petersburg, Tampa, or Sarasota, Florida.

8.           MISCELLANEOUS PROVISIONS

A. Headings.   The headings of the Articles and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

B. Independent Advice.  The Corporation and the Executive acknowledge and agree that they have each obtained independent legal advice in connection with this Agreement and they further acknowledge and agree that they have read, understand and agree with all of the terms hereof and that they are executing this Agreement voluntarily and in good faith.

C. Entire Agreement.  This Agreement, together with the plans and documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to such employment for the Executive.  All promises, representation, collateral agreements and undertakings not expressly incorporated in this Agreement are hereby superseded by this Agreement.  This Agreement terminates all prior written or oral agreements and understandings between the Executive and Victory Electronic Cigarettes, Inc. or any affiliated company. Other than for any normally accrued salary for periods worked or reasonable expenses incurred prior to the execution of this Agreement, the Executive hereby acknowledges that no funds or penalties are payable by Victory Electronic Cigarettes, Inc. or any affiliated company as a result of such termination,

D. Governing Law.     This Agreement has been entered into in the State of Florida, as such, this Agreement, and the performances due hereunder, shall be construed and governed in accordance with the laws of the Florida, with venue lying exclusively in Hillsborough County, Florida.

E. Severability.  If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision is deemed to be separate and distinct.

F. Binding Effect.   This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective personal or legal representatives, heirs, executors, administrators, successors and assigns.  Upon the termination or expiration of Executive’s employment, the respective rights and obligations of the parties shall survive such termination or expiration to the extent necessary to carry out the intended preservation of such rights and obligations.

G. Payments.  All payments under this Agreement shall be in US dollars and subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine and should withhold pursuant to any applicable law or regulation.

H. Modification.  This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.  Any modifications or amendments to this Agreement must be in writing and signed by both Parties.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

	Teckmine Industries, Inc.	Robert E. Hartford, Individually

Date:	July 9, 2013	July 9, 2013

	/s/ Brent Willis	/s/ Robert E. Hartford
Name:	Brent Willis	Robert E. Hartford
Title:	Chairman and Chief Executive Officer	Chief Financial Officer

[Signature Page for Teckmine Industries, Inc. Employment Agreement with Robert Hartford]